                                                                EXHIBIT 10.3

                            TAX SHARING AGREEMENT

     THIS TAX SHARING AGREEMENT (the "Agreement") is dated as of July 22, 1999 and executed effective as of the effective date (defined in Section 1.5 of this Agreement), by and between ROCHE HOLDINGS, INC., a Delaware Corporation, hereinafter referred to as "RHI", and GENENTECH, INC., a Delaware Corporation, hereinafter referred to as "GNE".

                            W I T N E S S E T H :

     WHEREAS, RHI has obtained control of at least 80% of the stock value and 80% of the voting power of GNE, permitting RHI and GNE under IRC Section 1504(a) the privilege of filing a U.S. consolidated tax return and certain state and local combined reports; and

     WHEREAS, RHI will, from the above effective date, exercise that privilege and include the taxable income, losses, credits, etc. of GNE as a fully consolidated subsidiary in all of its consolidated federal and combined state and local tax filings, payments, estimates, and other such matters as are required by law or in which it determines such inclusion is appropriate;

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements contained herein, RHI and GNE hereby agree as follows:


                                   ARTICLE I

          DEFINED TERMS; PREPARATION OF TAX RETURNS and TAX ESTIMATES

SECTION 1.1  Defined Terms.  As used in this Agreement:

RHI Group or Group means, for U.S. federal tax purposes, the affiliated group (within the meaning of IRC Section 1504(a)) filing a consolidated return of which RHI (or any successor corporation) is the common parent, and for state or local tax purposes, RHI and/or any subsidiaries of RHI (direct or indirect and past, current or future) includible in a group filing a consolidated or combined return.

GNE Group means GNE and its subsidiaries (direct or indirect and past, current or future).

GNE Consolidated Group means, for U.S. federal tax purposes, the member or members of the GNE Group that are includible in the consolidated return filed by the RHI Group, and for state or local tax purposes, the member or members of the GNE Group that are includible in a group that (i) also includes RHI or at least one subsidiary of RHI (other than a member of the GNE Group) as a member and (ii) files a consolidated or combined return.

SECTION 1.2 Preparation of Proforma Tax Returns. GNE will be responsible for the preparation of a proforma Form 1120 for the GNE Consolidated Group for U.S. federal tax purposes, as well as proforma tax returns for the GNE Consolidated Group for all applicable state and local combined filings, reporting on such proforma returns the GNE Consolidated Group's items of income, gain, expense, deduction, loss, credit, carryforwards, carrybacks and


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other such tax reporting items pursuant to the Stand-Alone Method (as defined below). GNE agrees that these proforma tax returns will be prepared and computed in compliance with all applicable federal and state tax laws and regulations. Once prepared, such proforma returns will be delivered by GNE to RHI, under the guidelines specified in Article IV of this Agreement. In the event GNE determines that an amended return is necessary (to amend previously reported GNE tax data), GNE will provide to RHI such proforma returns, and RHI will file such returns directly with the appropriate taxing authorities, both in accordance with all other terms of this Agreement.

SECTION 1.3  State and Local Tax Returns - Separate and Combined Filings.
GNE will continue to prepare and directly file, or cause to be prepared and filed, state and local tax returns, extensions, and payments of tax liability in any state or locality in which RHI does not file a combined return, and in which GNE determines that one or more members of the GNE Group has a nexus. GNE further acknowledges that the state combined returns which are currently applicable to this Section (and thus will be filed with RHI on a combined RHI Group basis) are those in California; Colorado; Illinois; Kansas; Minnesota; and New Hampshire; however, GNE also acknowledges that RHI reserves the right to commence additional state or local combined filings in the future based on RHI's tax planning or tax strategies for the RHI Group, or where such a combined state or local filing becomes necessary in order to comply with state or local tax requirements.

SECTION 1.4 Preparation of Federal/State/Local Tax Estimates. GNE will be responsible for the computation pursuant to the Stand-Alone Method (as defined below in Article II) and submission to RHI under the guidelines specified in Article IV of this Agreement of the GNE Consolidated Group's quarterly estimated tax liability (including the estimate of any final amount due on the tax return extension due dates), based on the GNE Consolidated Group's items of income, gain, deduction, loss, credit, etc.

SECTION 1.5 Effective Date. This Agreement shall be effective as of the first day on which GNE is a member of the affiliated group (within the meaning of IRC Section 1504(a)) of corporations of which RHI is the common parent, and shall govern all taxable periods of the members of the RHI Group (including GNE) that are open as of such day and all subsequent taxable periods.


                                  ARTICLE II

                              STAND-ALONE METHOD

SECTION 2.1 Stand-Alone Method. GNE shall prepare all of the proforma tax returns of the GNE Consolidated Group, and shall make all other computations and determinations under this Agreement relating to the GNE Consolidated Group or any of its members, using the "Stand-Alone Method." The Stand-Alone Method is the method that would apply to the GNE Consolidated Group if it never were a part of the RHI Group under any section of the tax laws or regulations, but instead filed its own consolidated or combined return under the applicable provisions of federal, state or local tax law and regulations dealing with such returns (provided, however, that transactions between (x) a member of the GNE Group and (y) a member of the RHI Group that is not a member of the GNE Group, shall be accounted for pursuant to the provisions of the regulations under IRC Section 1502 that govern intercompany transactions). Accordingly, the tax so computed by the GNE Group will be

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calculated utilizing none of the tax advantages or disadvantages which might arise to the overall RHI Group as a result of the actual Group consolidated/combined tax filings. In addition, the GNE Group will not be permitted to adopt, nor will the GNE Group be required to adopt, any tax filing position in the preparation of its own pro forma returns which rely on its true and existing legal affiliation with the RHI Group. Under the Stand-Alone Method, (a) the income, gains, expenses, deductions, losses and credits in any taxable period of any member of the RHI Group that is not a member of the GNE Consolidated Group shall be disregarded, (b) the income, gains, expenses, deductions, losses and credits in any taxable period of any member of the GNE Consolidated Group shall be taken into account, (c) the applicable marginal tax rate under this "Stand-Alone Method" to which the GNE Consolidated Group could be subject under applicable federal, state or local law shall be deemed to be the only tax rate to which such group is subject under such law, and (d) all computations and other determinations shall be made in accordance with the federal, state and local tax laws and regulations applying to consolidated or combined groups (including, in the case of any company that becomes or ceases to be a member of the GNE Consolidated Group, the laws and regulations applicable to a company that becomes or ceases to be a member of a consolidated or combined group), as well as all other relevant federal, state and local tax laws and regulations. The GNE Group's interpretation and application of the Stand-Alone Method as it relates to any and all items and calculations reflected in the computation of the GNE Consolidated Group's proforma tax liability, an overpayment or refund of such liability, a recomputation of such liability (together with any related interest, penalty or additional amount) upon a subsequent adjustment of the RHI Group's tax liability, or a carryforward or carryback of a loss, credit or other tax attribute of the GNE Consolidated Group or any member thereof to a taxable period beginning prior to the Effective Date or to a separate return year, shall at all times be prepared and computed utilizing reasonable standards and due professional care in applying (and in compliance with) all applicable federal and state tax laws and regulations, pursuant to Article IV of this Agreement.


                                 ARTICLE III

              PAYMENT OF TAX LIABILITIES and RECEIPT OF REFUNDS

SECTION 3.1 Payment of Tax Liabilities. After the computation by GNE of a GNE Consolidated Group tax liability pursuant to the terms of this Agreement, GNE will remit to RHI by federal bank wire the amount of such tax liability as so approved or recomputed.

SECTION 3.2 Date of Payment. GNE shall remit to RHI the amounts necessary under Section 3.1 of this Agreement at least one business day prior to the applicable federal/state/local due dates as required by the specific federal/state/local law which necessitated the computation. For example, GNE shall remit to RHI payments for quarterly estimated Federal tax no later than April 14, June 14, September 14, and December 14 (as adjusted by non-business days) of each calendar year.

SECTION 3.3 Tax Overpayments and Refunds. In the event GNE has determined that it has overpaid its tax liability to RHI, GNE will inform RHI of the amount of that overpayment which it requests to be refunded, and the amount of such overpayment which GNE requests to be applied to future tax liabilities. In the event of a cash refund request, RHI will (upon its

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approval in accordance with Article IV) refund the overpayment to GNE, pursuant to the applicable laws, regulations, and timing which govern the receipt of such refund of overpayments for federal/state purposes, and which apply to taxpayers who file their tax returns directly with such federal or state tax agency. Upon approval by RHI in accordance with Article IV of the amount requested as a refund or offset, RHI will refund or allow as an offset to future tax liabilities the amount so approved (and, in the case of a refund, will pay interest thereon which is computed pursuant to the Stand-Alone Method (which method includes the applicable federal, state or local tax laws and regulations which govern the computation of such interest)).

SECTION 3.4 Limitation to GNE of RHI Group Tax Liabilities/Benefits. The liability of the members of the GNE Group to RHI for payments of tax under this Agreement shall include, and be exclusively limited to, tax liabilities of the GNE Consolidated Group computed pursuant to the Stand-Alone Method.
In addition, the ability of the members of the GNE Group to claim tax benefits from RHI is exclusively limited to tax benefits of the GNE Consolidated Group computed pursuant to the Stand-Alone Method. Under no circumstances shall any member of the GNE Group be held liable for the tax liability of the consolidated/combined RHI Group, or of any of its individual members; provided, that a GNE Group member may be held liable for a tax of the consolidated/combined RHI Group to the extent that such tax is attributable (determined using the Stand-Alone Method) to the members of the GNE Consolidated Group and GNE has not previously made a payment to RHI equal to such attributable portion of such tax. In addition, under no circumstances will any member of the GNE Group be the beneficiary of tax benefits which accrue to any member of the RHI Group that is not a member of the GNE Group, or to the RHI Group as a whole as a result of the RHI Group's consolidated/combined tax filings.


                                  ARTICLE IV

              SUBMISSION OF TAX DATA TO RHI; RHI APPROVAL RIGHTS

SECTION 4.1 Submission of Data; RHI Approval Rights. GNE will submit to RHI for its review the proforma GNE Consolidated Group proforma tax returns, extensions, and quarterly estimates and refund or carryback claims prepared by GNE under this Agreement. Such proforma GNE returns will include all official forms, consents, elections, riders, and other such documents that may be required or appropriate for the proper filing of such return. The final Group returns/estimated tax filings will be prepared by RHI utilizing the data and proforma returns submitted by GNE and RHI's other includible subsidiaries, and will thereafter be submitted directly by RHI to the appropriate governmental tax agency. All such GNE returns and computations submitted to RHI shall be subject to the review and approval of RHI; however, RHI agrees that it will not withhold its approval unless RHI can demonstrate that the returns and computations submitted were not prepared by GNE in accordance with all applicable federal and state tax laws and regulations, or that such returns and/or computations were not prepared using reasonable standards and due professional care in applying such tax laws and regulations. The approval of such data by RHI, however, will not negate the Parties' agreement that GNE will remain fully responsible for assuring that its returns have been prepared in accordance with all applicable federal and state tax laws and regulations.

SECTION 4.2  Adjustment of Tax Data. In order to comply with laws and

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regulations concerning consistent tax return positions (for example, as to when it is required to utilize a mid-quarter convention versus a half-year convention in depreciation computations), or for any other reason which RHI, in its sole discretion, deems to be necessary, RHI reserves the right to adjust and change the tax data as submitted by GNE on the GNE proforma returns prior to inclusion of that data in any consolidated/combined Group tax filing. This right of adjustment of RHI includes, but is not limited to, any or all income/expense/credit items as shown on the GNE proforma returns, and may be made by RHI for any reason which it deems necessary. Such reasons would include numerical adjustments which are necessary to submit the final Group return utilizing a consistent "one taxpayer" filing approach; adjustments required to make certain elections which are desired on a Group basis; or to be assured that the consolidated/combined Group return is being filed in compliance with all applicable federal and state tax laws and regulations. RHI will communicate these adjustments to GNE in a timely manner, and will also promptly submit to GNE for its records a copy of the data (such as a proforma GNE tax return) which exactly conforms to the GNE data which RHI submitted to the relevant governmental taxing authority. Adjustments made pursuant to this Section 4.2 will not affect the determination of GNE liability to RHI under the Stand-Alone Method.

SECTION 4.3 Timeliness of Submission. In order to permit RHI sufficient time to prepare the final Group tax returns and estimates, GNE will submit the data under Section 4.1 of this Agreement to RHI no later than the following dates:

-    tax returns: 30 days prior to the governmental due date;

-    tax estimates and extensions: 7 days prior to the tax payment due date.

SECTION 4.4 Group Tax Planning and Strategies. GNE agrees to provide to RHI upon its request any and all financial and tax data relating to any GNE Group member that is necessary in order to allow RHI to develop tax planning opportunities and overall tax strategies for the RHI Group. GNE tax personnel shall continue to perform their own tax planning for the proforma Stand-Alone returns of the GNE Consolidated Group. Both parties agree to continously communicate and cooperate reasonably regarding both the RHI Group's and GNE's tax planning efforts. In addition, it is expected that, upon request, GNE will participate in tax planning meetings and discussions with RHI from time to time.

SECTION 4.5 Representation to Outside Governmental Bodies. RHI will develop and oversee implementation of all positions on behalf of the overall RHI Group regarding federal, state and local tax legislation, regulations and all other related governmental actions which could affect the tax liability of the RHI Group. GNE will develop and oversee implementations of all positions that benefit GNE regarding federal, state and local tax legislation, regulations, and all other related governmental actions which could affect GNE and the GNE Consolidated Group's proforma tax returns on a Stand-Alone basis. GNE agrees to coordinate its efforts with RHI, communicate any issues that may affect RHI, and not take a position detrimental to the RHI Group.

SECTION 4.6 Access to Consolidated and Combined Tax Returns, and GNE Proforma Returns. Under no circumstances will GNE be given copies of, or access to, the RHI Group's consolidated and combined tax filings in which any member of the GNE Group is a member. In addition, no other RHI subsidiary


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(except Roche Consulting Corporation) will be given a copy of, or be given access to, GNE's proforma tax returns and other financial data submitted to RHI under Section 4.1 of this Agreement.


                                   ARTICLE V

                                TAX EXAMINATIONS

SECTION 5.1 Pre-Acquisition Year Tax Examinations. For any GNE federal and/or state tax examinations for tax periods beginning prior to the effective date of this Agreement, GNE will handle such examination requests with the governmental agency solely by itself, unless GNE, at its own
discretion, requests the assistance of RHI personnel.   GNE will be solely
and exclusively liable for any tax liabilities arising out of such Pre-Acquisition year tax examinations, and will likewise be the sole and exclusive beneficiary under this Agreement of any tax decreases which arise in those same years. In respect to any examination item which RHI reasonably determines may affect or involve an issue relating to a computation reflected on a return of the RHI Group or one of its members, GNE shall, however, notify RHI of the commencement of any such examination, timely and fully inform RHI of developments relating to such examination, and not settle, fail to appeal or otherwise compromise any issue raised in such examination without first consulting with RHI.

SECTION 5.2 Post-Acquisition Year Tax Examinations. In accordance with any federal, state and/or local tax examination conducted of the RHI Group in which a GNE Group member was a member of the consolidated/combined RHI Group tax filing, GNE and the applicable GNE Group member or members will cooperate fully with RHI and/or its representatives to provide any additional tax data, requested documentation, physical access, and/or financial information which, in the discretion of RHI, is necessary to provide to governmental personnel. RHI will have the sole authority to settle and close such Post-Acquisition year tax examinations for all federal, state and/or local RHI Group consolidated/combined tax filings.

GNE is entitled to assist at its own cost, in coordination with RHI, in the defense of examination issues arising from GNE's operations whether such defense is occassioned by formal or informal document requests, notices of proposed adjustments, settlement proposals, appeals, or IRS Tech Advice. In the event of unfavorable rulings for GNE, RHI agrees to cooperate closely and in conjunction with GNE to determine at which point tax examination issues may be conceded; however GNE will remain liable for any additional tax liability (including interest and applicable penalties) under the Stand-Alone Method once concession has been agreed to.

SECTION 5.3 GNE Tax Examination Adjustments. In the event an adjustment is made to GNE proforma income, gains, expenses, deductions, losses or credits included in the Group return by federal or state tax agencies as a result of a tax examination, the additional liability/refund to GNE will be determined solely and only on the basis that the specific examination adjustment to GNE income, gains, expenses, deductions, losses or credits would have affected the GNE proforma return which was prepared utilizing the Stand-Alone methodology of Article II of this Agreement. Any additional tax liability resulting therefrom shall be the sole liability and responsibility of GNE to RHI, and will be repaid by GNE to RHI in addition to any interest and/or penalty charges associated with such adjustments. In the event any such


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adjustments leads to a GNE Stand-Alone basis tax decrease, GNE shall be entitled to a corresponding refund (including any interest income arising from such an adjustment) from RHI for such amount.

SECTION 5.4 Proforma Interest and Penalties. In the event of any interest expense, interest income, or penalty charges incurred under Section 5.3 of this Agreement or any interest expense, interest income or penalty charges incurred under this Agreement in the case of any amended return described in
Section 1.2, the amount payable from one party to the other shall be exactly the same amount as would have been charged/credited to GNE by the governmental agency had GNE filed a return using the Stand-Alone Method and had an amendment or an adjustment been made to such return.


                                  ARTICLE VI

                CARRYFORWARDS and CARRYBACKS OF TAX ATTRIBUTES

SECTION 6.1 Pre-Acquisition Tax Attribute Carryforwards. Any tax attribute carryforwards which were earned by the GNE Consolidated Group in tax periods beginning prior to the effective date and are still available to the GNE Consolidated Group on that date, may be utilized by GNE to reduce GNE's current tax liability payable to RHI under Article III of this Agreement, pursuant to the Stand Alone Method as described in Section 2.1.

SECTION 6.2 Post-Acquisition Tax Attribute Carrybacks. In the event the GNE Consolidated Group incurs an excess tax credit, loss, or other item of tax attribute during a tax period in which it is a member of the RHI consolidated/combined Group, GNE may carryback such tax credit, loss, or other item of tax attribute to a pre-acquisition tax year in accordance with the applicable laws and timing which govern the utilization of such carrybacks for federal/state purposes, for taxpayers who file their tax returns directly with such tax agency. In the event of such a carryback by the GNE Consolidated Group, GNE will file a proforma carryback claim with RHI, who will (upon its approval in accordance with Article IV) issue to GNE a refund, pursuant to the applicable laws, regulations, and timing which govern the receipt of such refunds for federal/state purposes, and which apply to taxpayers who file their tax returns directly with such federal or state tax agency. GNE will in no case file a separate carryback claim with any federal, state or local taxing authority for any post-acquisition tax attributes which were included in a consolidated or combined return.


                                  ARTICLE VII

                  UNUSED TAX LOSSES, LIMITATIONS, and CREDITS

SECTION 7.1 Retention by GNE of all Tax Attributes. In the event a GNE Consolidated Group proforma return includes excess losses, credits, or any other tax attributes which were limited to the GNE Consolidated Group on its proforma return (and hence can only be carried-back or carried-forward), that tax attribute shall remain the property of GNE for utilization in a future GNE Consolidated Group proforma return as a carryforward, or for utilization in a prior GNE Consolidated Group return year as a carryback, in accordance with the sole discretion of GNE. Section 7.2 of this Agreement shall apply.

SECTION 7.2  Applicable Federal/State Law as to Timing and Utilization of Tax

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Attributes Continues to Apply.  GNE agrees that in all circumstances, it will only be permitted to utilize a tax loss; limitation; credit; or similar item of tax attribute on a GNE Consolidated Group proforma return pursuant to the applicable laws, regulations, and timing which govern the utilization of such tax attributes for federal/state purposes, and which apply to taxpayers who file their tax returns directly with such federal or state tax agency. In all such cases, the same terms and conditions under the applicable federal and state tax laws regarding timing and utilization of deductions and losses will apply to the GNE Consolidated Group on its proforma returns submitted to RHI. In the event of a refund due to GNE under this Section, RHI will remit to GNE the tax which would be payable pursuant to the Stand Alone Method as described in Section 2.1. RHI will also remit to GNE interest income on such refund, but only in the event such interest income would be payable pursuant to the laws and regulations governing such refunds by the appropriate federal/state tax authority, applicable to taxpayers who file their tax returns directly with such federal or state tax agency. In the event interest income is payable by RHI to GNE under this Section, the rate of interest shall be the same rate of interest that would have been payable pursuant to the Stand Alone Method as described in Section 2.1.

SECTION 7.3 Utilization of Tax Attributes by RHI on Current Group Return. Notwithstanding Sections 7.1 and 7.2 of this Agreement, RHI is entitled to fully utilize currently any tax attributes arising from a GNE Consolidated Group proforma return on the corresponding Group consolidated/combined return, and RHI will separately track whether that tax attribute may be carried-back or carried-forward on a Group basis. Under no circumstances, however, will the utilization by RHI of a current GNE Consolidated Group tax attribute affect GNE's ability to utilize that attribute on GNE Consolidated Group's own proforma return, as described in Section 6.2 and Section 7.1 of this Agreement. For example, a current GNE tax loss which RHI is able to utilize currently on a Group consolidated/combined basis, will be refunded by RHI to GNE at such time when GNE is able to utilize that loss as either a carryforward or carryback on a proforma return, under the guidelines specified in Section 7.2 of this Agreement.


                                 ARTICLE VIII

                                INDEMNIFICATION

SECTION 8.1 Indemnification. Subject to GNE having satisfied its obligations under this Agreement RHI will indemnify GNE against and hold it harmless from (a) any liability of GNE for the payment of any tax, interest and penalties of the RHI Group for any taxable period of which GNE is a member of the RHI Group (except to the extent that such amount is attributable to GNE and GNE has not made a previous payment of such amount to
RHI) and (b) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorney's fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any tax, interest or penalties described in (a).

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                                   ARTICLE IX

                                    NOTICES

SECTION 9.1 Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses indicated on the signature page of this Agreement (or at such other address for a party as shall be specified by like notice). All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of delivery,
(b) in the case of telecopy, when the party receiving such copy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally recognized overnight courier, on the business day following dispatch, and (d) in the case of mailing, on the tenth business day following such mailing. Failure of a party to provide notice in a prescribed time period or in a timely manner shall not constitute a waiver of the other party's obligation hereunder. Where notice is a condition to payment, the obligation to make the payment shall not be waived, forgiven or eliminated by virtue of a failure to give notice; however, the time period in which an amount must be paid shall be measured from the date on which notice is actually given.


                                   ARTICLE X

                                   SUCCESSORS

SECTION 10.1 Successors. This agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any current or future member of the RHI Group and/or the GNE Group (including but not limited to any successor to such a member succeeding to the tax attributes of such member under Section 381 of the Internal Revenue
Code), to the same extent as if such successor had been an original party hereto.


                                  ARTICLE XI

                              AUTHORIZATION, ETC.

SECTION 11.1 Authorization, etc. RHI is entering into this Agreement on behalf of itself and the other members (current and future) of the RHI Group (other than those RHI Group members that also are members of the GNE Group), and GNE is entering into this Agreement on behalf of itself and the other members (current and future) of the GNE Group. RHI and GNE each hereby represents and warrants that it has the power and authority, on behalf of itself and, respectively, the other members (current and future) of the RHI Group (other than those RHI Group members that also are members of the GNE Group), and the other members (current and future) of the GNE Group, to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement

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by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.


                                  ARTICLE XII

                                 GOVERNING LAW

SECTION 12.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the laws and principles relating to conflicts of law.


                                  ARTICLE XIII

                                  COUNTERPARTS

SECTION 13.1 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.


                                  ARTICLE XIV

                            WAIVERS and AMENDMENTS

SECTION 14.1 Waivers and Amendments. This Agreement shall not be waived, amended or otherwise modified except in writing, duly executed by all of the parties hereto.


                                   ARTICLE XV

                               DISPUTE RESOLUTION

SECTION 15.1 Dispute Resolution. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement and shall attempt in good faith to negotiate a settlement of any dispute. If such matter has not been resolved within a reasonable period of time, then the parties will pursue arbitration via an independent accounting or law firm as mutually agreed upon by the parties.


                                  ARTICLE XVI

                                 MISCELLANEOUS

SECTION 16.1 Tax Advisors. GNE shall have the right to choose its own tax advisors for purposes of tax return preparation, planning, and other tax matters.








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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



                                      GENENTECH, INC.


                                      By:    /S/LOUIS J. LAVIGNE, JR.
                                             ----------------------------
                                      Name:  Louis J. Lavigne, Jr.
                                      Title: Executive Vice President and
                                             Chief Financial Officer


                                      ROCHE HOLDINGS, INC.


                                      By:    /S/MARCEL F. KOHLER
                                             ----------------------------
                                      Name:  Marcel F. Kohler
                                      Title: Vice President -
                                             Controller/Secretary



































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